                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940.

--------------------------------------------------------------------------------

                            NOTIFICATION OF ELECTION

     The undersigned  registered open-end investment company hereby notifies the
Securities  and Exchange  Commission  that it elects to commit  itself to pay in cash all  redemptions by a shareholder of record as provided by Rule 18f-1 under the  Investment  Company Act of 1940.  It is  understood  that this  election is irrevocable  while such Rule is in effect  unless the  Commission  by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940,  the  registrant  has caused this  notification  of election to be duly executed  on its behalf in the city of Kansas  City and the State of Missouri on the 12th day of April, 2005.

                                  AMERICAN CENTURY VARIABLE PORTFOLIOS II, INC.
                                  --------------------------------------------
                                             (Name of Registrant)

                                  By:  /s/ Charles A. Etherington
                                       ---------------------------------------
                                       Charles A. Etherington
                                       Vice President

Attest:  /s/ Brian L. Brogan
         ------------------------------------
         Brian L. Brogan
         Assistant Vice President
         and Assistant Secretary